Exhibit 10.1

NON-EMPLOYEE CHIEF FINANCIAL OFFICER

ENGAGEMENT AGREEMENT

This Non-Employee Chief Financial Officer Agreement (the “Agreement”) is effective as of the 1st day of December 1, 2024 (the “Effective Date”) by and between HEALTHCARE INTEGRATED TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and Timothy R. Brady (“Executive”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Timothy R. Brady, to perform those Non-employee Chief Financial Officer (“CFO”) duties as defined by the Chief Executive Officer (“CEO”) and/or Board of Directors (“BOD”) and such other reasonable duties as may be requested from time to time by the CEO and/or BOD of the Company. Mr. Brady (“Executive”) hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Non-employee Chief Financial Officer. The Company agrees to designate Executive as CFO of the Company to perform those duties of CFO for the Company as defined herein. Executive shall provide services as CFO of Company. In addition, the Executive will also serve as the Company’s Secretary and Treasurer.

3. Compensation.

A. Base Fee. Effective December 1, 2024, for the services rendered by Executive under this Agreement, the Executive will be paid a monthly base fee of $10,000. At the discretion of the Board of Directors, Executive’s Base Fee may be increased.

B. Equity Incentives. In addition to base contract pay, Executive shall be entitled to the following equity incentive awards:

(i) Stock Grant. The Executive shall be granted by the Company a stock grant of 2,000,000 shares of the Company’s common stock. The stock grant shall be non-qualified and shall become fully vested upon execution of this agreement.

(ii) Long-Term Incentives. The Board or Committee may grant Executive other long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the Board or Committee.

C. Sales Override. Executive shall be paid a 2.0% override on any and all Company sales – initial sales and subsequent recurring sales. No overrides will be considered earned by the Company until the amount is collected from the customer.

D. Achievement Bonus Fee. The Company shall pay Executive an Achievement Bonus Fee annually based upon achievement by the Company of its corporate goals as established and determined by the Board annually and for other achievements by the Company or Executive during the year as approved by the Board of Directors. The Board of Directors shall, in their respective sole discretion, determine whether such corporate or other goals have been attained or other achievements have occurred.

E. Benefits. During the term of this Agreement, Executive shall be entitled to participate in any employee benefit plans, programs and arrangements of the Company in effect during the engagement period which are generally available to senior executives of the Company (including, without limitation, group medical insurance plans, life insurance plans, 401(k), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

4. Term and Survivability. The term of this Agreement shall be for a period of thirty-six (36) months, beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause. If Executive is terminated for cause, it shall become effective immediately upon written notice to the other party. If Executive is terminated without cause, this Agreement shall be terminated upon sixty (60) days written notice.

5. Termination Fee. If Executive is terminated for any reason other than for cause or by voluntary termination by the Company, the Executive shall be entitled to receive a termination fee equal to three (3) months base pay at the rate in effect at such time as defined in Section 3A above.

6. Termination.

A. Voluntary Termination: In the event Agreement is terminated because Executive voluntarily terminates the engagement before the termination date as defined in Section 5, then:

(1). Company will not pay the engagement termination fee, or any portion thereof to the Executive; and

(2). Executive will receive any unpaid portion of the engagement fee through the date of termination.

B. Change in Control. If at any time during the term of the engagement, Executive is terminated not for Cause within two (2) years after the Change in Control (as hereinafter defined) or in the ninety (90) days prior to the Change in Control upon the request of the acquiror, the Company shall pay to Executive an amount equal to 2.99 multiplied by Executive’s maximum annual Base Fee as described in Section 3A., payable in a lump-sum payment within fifteen (15) days of termination, but not earlier than the closing of the Change in Control. For purposes hereof, a “Change in Control” means the acquisition by any Person (as defined below) of beneficial ownership of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of the Company’s securities as of the date of this Agreement.

C. Termination for Cause. In the event Agreement is terminated by the Company because Executive: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Executive’s gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Executive by the Board of Directors of the Company consistent with Executive’s CFO position, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Executive advance notice so that they will have at least ten (10) business days to cure any such breach, the engagement Termination Fee will not be payable; provided that in such event, however, the Company would pay to Executive amounts due to Executive pursuant to Section 3 hereof prorated to the date of such termination.

D. By Death. The Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive or his estate any accrued but unpaid Base Fee and any Achievement Bonus Fees to the extent earned.

7. Costs and Expenses of Executive Performance. All costs and expenses of Executive performance hereunder shall be borne by the Company upon submission and approval of documentation of such costs and expenses in accordance with the Company’s expense reimbursement policy.

8. Independent Contractor. Company and Executive individually shall not be deemed to be employees or agents of the Company for any purpose whatsoever. Executive shall have the supervisory control over the accounting employees, accounting related consultants or independent contractors who provide accounting/consulting services to the Company.

9. Taxes. As an independent contractor, Executive acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Executive pursuant to this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Executive hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due to Executive, and any such withholding shall be for Executive’s account and shall not be reimbursed by the Company to the Executive. Executive expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

10. Confidentiality. For a period of twenty-four (24) months from the termination of this Agreement, Executive agrees that they will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Executive during the period of the Executive’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by the Executive hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by Company to Executive; (iii) available to the Executive on a non-confidential basis from a source other than Company or its affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

11. Return of the Company’s Proprietary Materials. Executive agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control. Executive further agrees that upon termination of this Agreement, shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

12. Assignment of Proprietary Rights. Executive hereby assigns and transfers to the Company all right, title and interest that Executive may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Executive, whether solely or jointly with others, during the period of Executive’s engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Executive acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for the Company hereunder during the period of Executive’s engagement by the Company and that such work by Executive shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 12, Executive will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Executive will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

13. Trade Secrets of Others. Executive represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Executive in confidence or in trust prior to its engagement by the Company, and Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

14. Other Obligations. Executive acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to act as may be reasonably required to discharge the obligations of the Company thereunder.

15. Directors and Officers Insurance. The Company shall, at its own expense, always maintain a minimum of $1,000,000 (One Million Dollars) Directors and Officers insurance.

16. Key Man Insurance. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

17. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Executive provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

18. Non-Solicitation. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

19. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Executive, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

20. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the state of Tennessee.

21. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

22. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

23. Approval of Public Communications and Press Releases. Executive and Company agree that any public announcement regarding Executive must be approved by Executive in advance.

24. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

25. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

26. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Healthcare Integrated Technologies, Inc.

311 S. Weisgarber Road

Knoxville, TN 37919

(ii) If to Executive:

Timothy R. Brady

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

/s/ Timothy R. Brady
By:	Timothy R. Brady

Action by Unanimous Written Consent of the Board of Directors of Healthcare Integrated Technologies, Inc.

The undersigned Board of Directors of Healthcare Integrated Technologies, Inc., a Nevada corporation, in lieu of a meeting for such purposes, does hereby waive all requirements as to notice of such a meeting and hereby authorizes the approval of this Employment Agreement by written consent.

/s/ Scott M. Boruff
By:	Scott M. Boruff
Its:	Chairman and CEO